Exhibit 2.1

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT TO BUSINESS COMBINATION AGREEMENT, dated as of June 27, 2019 (this “Amendment”), is entered into among Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), Queso Holdings Inc., a Delaware corporation (the “Company”), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), and Leo Investors Limited Partnership, a Cayman Islands limited partnership (“Sponsor” and together with Leo, the Company and the Seller, the “Parties”).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of April 7, 2019 (the “Business Combination Agreement”), among Leo, the Company, the Seller and solely for purposes of Section 7.14(f) and Section 10.2(i) thereof, Sponsor;

WHEREAS, the Parties desire to increase the aggregate amount of the PIPE Investment by $14,200,935 (rounded to the nearest dollar) (the “PIPE Increase”) for a total PIPE Investment up to an aggregate amount of $114,200,935, and in connection with the PIPE Increase, the Parties desire to (a) revise the applicable provisions of the Business Combination Agreement and the Sponsor Shares Surrender Agreement attached as Exhibit A to the Business Combination Agreement and (b) permit Leo to enter into one or more additional Subscription Agreements;

WHEREAS, the Parties desire to revise the Surviving Company Certificate of Incorporation attached as Exhibit E to the Business Combination Agreement; and

WHEREAS, in connection with the foregoing, the Parties desire to amend the Business Combination Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Business Combination Agreement.

2.    Amendment of the 9th and 10th Recitals of the Business Combination Agreement. The 9th and 10th recitals of the Business Combination Agreement, and the applicable definitions contained therein, are hereby deleted in their entirety and replaced with the following:

WHEREAS, concurrently with and conditional upon the execution of this Agreement, on the date of this Agreement, Sponsor and Leo are entering into a letter agreement substantially in the form attached hereto as Exhibit A (as amended from time to time, the “Sponsor Shares Surrender Agreement”) pursuant to which Sponsor as a condition to the Merger and the PIPE Investment agrees to (a) surrender to Leo, for no consideration and as a contribution to the capital of Leo, 1,849,407 Class B ordinary shares, representing 37.67% of the total shares of Leo Common Stock owned by Sponsor (the “Surrendered Shares”) whereupon such shares shall be cancelled and (b) waive the conversion rights set forth in Section 17.2 of the Leo Governing Documents as to 37.67% of the Sponsor’s entitlement to receive Class A ordinary shares of Leo (the “Class B Share Conversion Rights”) that may result from the PIPE Investment, the Business Combination and/or the other transactions contemplated hereunder;

WHEREAS, in connection with the transactions contemplated by this Agreement, Leo has entered into subscription agreements (as amended from time to time, collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Leo Common Stock (the “PIPE Investment”) up to an aggregate amount of $114,200,935;

3.    Amendment of the Last Sentence of Section 6.2(a) of the Business Combination Agreement. The last sentence of Section 6.2(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

Immediately following the Effective Time, assuming no shares of Leo Common Stock are redeemed in connection with the transactions contemplated by this Agreement, the issued and outstanding capital stock of Leo will consist of 71,370,230 shares of Leo Common Stock.

4.    Amendment of Exhibit A and Exhibit E of the Business Combination Agreement. Exhibit A and Exhibit E of the Business Combination Agreement are hereby deleted in their entirety and replaced with Exhibit A and Exhibit E attached to this Amendment.

5.    Additional Acknowledgements. The Parties hereby acknowledge and agree that (a) as permitted by the applicable Subscription Agreements, certain PIPE Investors previously assigned, and may in the future assign, a portion of the PIPE Investment provided for thereunder to additional third-party investors, and, for all purposes under the Business Combination Agreement, such additional third-party investors shall be deemed PIPE Investors, (b) in connection with the PIPE Increase, Leo may enter into one or more additional subscription agreements (substantially in the form of the Subscription Agreements previously entered into by Leo and the PIPE Investors simultaneously with the execution of the Business Combination Agreement) with existing PIPE Investors or additional third-party investors for additional investments in an aggregate amount of up to $14,200,935, and, for all purposes under the Business Combination Agreement, (i) any such additional subscription agreements shall be deemed Subscription Agreements, (ii) any such additional third-party investors shall be deemed PIPE Investors and (iii) any amounts invested in Leo Common Stock pursuant to such additional Subscription Agreements shall be deemed to be included in the PIPE Investment, (c) notwithstanding the execution of such additional Subscription Agreements or receipt of additional PIPE Investment proceeds, the Cash Proceeds condition provided for in Section 8.3(c) of the Business Combination Agreement shall remain unmodified at $250,000,000, (d) Leo and Sponsor shall be permitted to amend the Sponsor Shares Surrender Agreement to conform to the revised form attached as Exhibit A to this Amendment and (e) Leo and each PIPE Investor shall be permitted to amend the applicable Subscription Agreements to make similar revisions to those set forth in this Amendment in order to provide for the PIPE Increase.

6.     No Other Modification. Except to the extent specifically amended herein or supplemented hereby, the Business Combination Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Business Combination Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Business Combination Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Business Combination Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

7.    Other Terms. The provisions of Article X of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first written above.

LEO HOLDINGS CORP.

By:	/s/ Simon Brown
Name: Simon Brown
Title: Secretary

Amendment to Business Combination Agreement

LEO INVESTORS LIMITED PARTNERSHIP

By: Leo Investors General Partner Limited
Its: General Partner

By:	/s/ Simon Brown
Name: Simon Brown
Title: Director

Amendment to Business Combination Agreement

QUESO HOLDINGS INC.

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President
AP VIII CEC HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P.,
its general partner

By:	Apollo Capital Management VIII, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

Amendment to Business Combination Agreement

Exhibit A

Sponsor Shares Surrender Agreement

AMENDMENT NO. 1 TO SPONSOR SHARES SURRENDER AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement (as defined below), dated as of June 1, 2019, is entered into by and between Leo Investors Limited Partnership, a Cayman Islands limited partnership (the “Sponsor”), and Leo Holdings Corp., a Cayman Islands exempted company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Sponsor and the Company previously entered into that certain Sponsor Shares Surrender Agreement, dated as of April 7, 2019 (the “Agreement”); and

WHEREAS, the Sponsor and the Company desire to amend certain terms and conditions of the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Agreement as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (unless otherwise expressly stated herein).

ARTICLE 2

AMENDMENTS

Section 2.01    Section 1(a) of the Agreement is hereby amended by substituting “1,849,407” in lieu of the reference to “1,750,000” therein.

Section 2.02    Except as amended by this Amendment, all the terms, conditions and covenants of the Agreement are valid, shall remain in full force and effect, and are hereby ratified and confirmed by the parties hereto. This Amendment and the Agreement constitute a single agreement and to the extent possible shall be read together as one instrument.

ARTICLE 3

MISCELLANEOUS

Section 3.01    Amendments. Any provision of this Amendment may be amended if, but only if, such amendment is in writing and is signed by each party hereto.

Section 3.02    Conflict. The parties hereto agree and acknowledge that to the extent any terms or provisions of this Amendment are in any way inconsistent with or in conflict with any term, condition or provision of the Agreement, this Amendment shall govern and control.

Section 3.03    Miscellaneous. The last paragraph of the Agreement is incorporated herein mutatis mutandis.

[Signature Page Follows]

* * * * *

A-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SPONSOR:

LEO INVESTORS LIMITED PARTNERSHIP By: Leo Investors General Partner Limited Its: General Partner

By:	/s/ Simon Brown

Name:	Simon Brown
Title:

THE COMPANY:

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea

Name:	Lyndon Lea
Title:	Chairmanand Chief Executive Officer

A-2

Exhibit E

Surviving Company Certificate of Incorporation

(see attached)

CERTIFICATE OF INCORPORATION

OF

CHUCK E. CHEESE BRANDS INC.

FIRST: The name of the corporation is Chuck E. Cheese Brands Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 600,000,000 of which 500,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 100,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.

A. Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and included in a certificate of designation (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote for each such share on each matter properly submitted to the stockholders on which the holders of Common Stock are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock). The holders of the Common Stock shall not have cumulative voting rights.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”) so provide.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement by and among the Corporation, AP VIII CEC Holdings, L.P. (“AP VIII”) and Leo Investors Limited Partnership (the “Leo Sponsor”), dated as of [                    ], 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the rights of the holders of any series of Preferred Stock and the terms and conditions of the Director Nomination Agreement, the exact number of directors shall be fixed from time to time, within the limits specified herein, by the Board of Directors.

C. Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship shall serve for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been elected and qualified.

D. Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares then entitled to vote at an election of directors. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board of Directors or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

E. Except as may be otherwise specifically required by law, this Certificate of Incorporation or the Bylaws, at all meetings of the Board of Directors or any committee thereof, unanimous attendance of all directors then serving on the Board of Directors or such committee, as the case may be, shall be required to constitute a quorum for the transaction of business; provided, however, that attendance at such meeting by a majority of the entire Board of Directors (meaning the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships) or by a majority of the members of such committee shall constitute a quorum (a “Majority Quorum Standard”) (x) if at least one director designated by Leo Sponsor (a “Leo Director”) and at least one director designated by AP VII (a “AP VIII Director”) is present at such meeting (provided that, in the case of a committee, the presence of a Leo Director or AP VIII Director, as applicable, shall not be required for the application of a Majority Quorum Standard if a Leo Director or AP VIII Director, as applicable, is not a member of such committee and, in any case, the presence of a Leo Director or AP VIII Director, as applicable, shall not be required for the application of a Majority Quorum Standard if the Leo Sponsor or AP VIII (or its successors or assigns), as applicable, no longer has a right to designate any directors pursuant to the Director Nomination Agreement) (y) if all Leo Directors or AP VIII Directors, as applicable, then on the Board of Directors or such committee and not present at such meeting have recused themselves from such meeting by informing the Corporation in writing that they will not attend such meeting and that they consent to a quorum without their presence and (z) from and after the time that neither the Leo Sponsor nor AP VIII (or its successors or assigns) no longer have a right to designate any directors pursuant to the Director Nomination Agreement; provided, further, that if a quorum shall not be present at any meeting of the Board of Directors or any committee thereof (an “Adjourned Meeting”) because either no Leo Director or no AP VIII Director is present and all Leo Director(s) or AP VIII Director(s), as applicable (in the case of a committee, who are members of the committee at the time of the Adjourned Meeting), had received written notice of the time and place of such Adjourned Meeting in accordance with Section 3.4 (or any successor provision) of the Bylaws, the Majority Quorum Standard shall apply to a subsequent meeting of the Board of Directors or such committee if such meeting is duly called in accordance with Section 3.4 of the Bylaws (or any successor provision) and relates solely to the same or similar matters that were to be addressed at the Adjourned Meeting. The affirmative vote of a majority of the directors taken at a meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice, other than announcement at the meeting, until a quorum shall be present.

F. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws.

G. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

H. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

I. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

J. Notwithstanding the foregoing provisions of this Article FIFTH, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances shall serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

SIXTH: To the fullest extent permitted by the DGCL, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

SEVENTH: A. Unless the Board of Directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or current or former stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting any such breach, (iii) any action asserting a claim against the Corporation, its current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its current or former directors, officers, employees or stockholders governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim

(a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (c) arising under the federal securities laws, including the Securities Act of 1933, as amended (the “Securities Act”), as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation.

B. To the fullest extent permitted by law, if any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article SEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article SEVENTH (including, without limitation, each portion of any sentence of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

EIGHTH: A. The Corporation elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

C. Solely for purposes of this Article EIGHTH:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “Affiliated Company” or “Affiliated Companies” shall mean any affiliate or associate of the Leo Sponsor or AP VIII, any funds advised by the Leo Sponsor or AP VIII (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation), and any affiliate or associate of, or funds managed by [            ] or Apollo Global Management, LLC.

(iii) “associate,” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iv) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph B of this ARTICLE EIGHTH is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined below) of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(v) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE EIGHTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(vi) “Exempted Person” means (A) any of the Leo Sponsor, AP VIII, and any Affiliated Company, (B) any person that acquires, directly or indirectly from any person included in subsection (A) of this definition of Exempted Person, or from any other Exempted Person, at least 15% of the Corporation’s outstanding voting stock, (C) any successors of any person included in subsection (A) or (B) of this definition of Exempted Person and (D) any “group” of which any person included in subsection (A), (B) or (C) of this definition is a part under Rule 13d-5 of the Exchange Act.

(vii) “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Exempted Person, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, that with respect to clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(viii) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; or (2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(x) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Article EIGHTH shall refer to such percentage of the votes of such voting stock.

D. The restrictions contained in this Article EIGHTH shall not apply if:

(i) a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this subparagraph D.(ii) of Article EIGHTH; (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this subparagraph D.(ii) of Article EIGHTH; or

(iii) the Corporation does not have a class of voting stock that is: (1) listed on a national securities exchange; or (2) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

NINTH: A. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its directors (other than directors that are employees of the Corporation or any of its subsidiaries) in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors of the Corporation (other than directors that are employees of the Corporation or any of its subsidiaries) unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

B. Without limiting the foregoing, to the extent permitted by applicable law, each of the stockholders and directors of the Corporation, their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as directors or officers of the Corporation (other than the Corporation and its subsidiaries and other than directors that are employees of the Corporation or any of its subsidiaries) (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, no Exempted Person shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except (i) as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person and (ii) for such opportunities offered to a person solely in his or her capacity as a director or officer of the Corporation. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article NINTH.

C. Any alteration, amendment, addition to or repeal of this Article NINTH shall require the affirmative vote of at least 80% of the outstanding voting stock. Neither the alteration, amendment, addition to or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article NINTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH. In the event that the provisions of this Certificate of Incorporation and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over this Certificate of Incorporation.

ELEVENTH: The Corporation shall not, without the affirmative vote of the holders of eighty-five percent of the voting power of all of the then outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, adopt any stockholder rights plan or similar plan or agreement (or amend or modify any such plan or agreement) or adopt or approve any provision of this Certificate of Incorporation or the Bylaws, in each case, the purpose or reasonably evident effect of which is to (x) restrict or limit an Exempted Person’s (as defined in Article EIGHTH) ability to transfer capital stock of the Corporation or (y) impose on a transferee of an Exempted Person, or cause such transferee to incur or suffer, material economic detriment (including through disproportionate dilution, relative to other holders of capital stock of the Corporation, or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Corporation in the form of a mandatory offer requirement or similar provision) as a result of its receipt or continued ownership of capital stock of the Corporation or other equity securities of the Corporation transferred to it, and any such adoption or approval, without such affirmative vote, shall be null and void ab initio, and of no force or effect; provided, however, such vote shall not be required if such adoption or approval has been approved by (A) Leo Sponsor, if Leo Sponsor, together with its affiliates, is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation, (B) AP VIII, if AP VIII is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation, and (C) any other person included in subsection (B) of the definition of Exempted Person, if such person is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation; provided, further, that this Article ELEVENTH shall be of no further force and effect at such time as no person included in subsection (A) or (B) of the definition of Exempted Person is then the beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation.

TWELFTH: The name and mailing address of the incorporator of this Corporation is: [●].

THIRTEENTH: When the terms of this Certificate of Incorporation or the Bylaws refer to a specific agreement (including, for the avoidance of doubt, the Director Nomination Agreement) or other document (including, for the avoidance of doubt, the Bylaws) or a decision by anybody or person that determines the meaning or operation of a provision hereof or thereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this     day of                     , 2019.